Exhibit 10.14

Matching Restricted Stock Unit Award
Terms and Conditions
Under
KEURIG DR PEPPER OMNIBUS INCENTIVE PLAN OF 2019

This instrument (the “Terms and Conditions”) evidences the grant effective on _________ (the “Grant Date”) of an award of restricted stock units (the “Restricted Stock Units”) by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Omnibus Incentive Plan of 2019, as amended (the “Plan”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Plan. The Restricted Stock Units granted hereby are granted as a matching award (the “Award”) on the condition that you hold Shares (as hereinafter defined) (whether you shall have purchased such Shares through open market transactions consistent with the Company’s applicable securities trading policies; received such Shares in connection with your conversion of Dr Pepper Snapple Group, Inc. (“DPSG”) equity in the merger by and between a wholly owned subsidiary of DPSG and Maple Parent Holdings Corp. on July 9, 2018 (the “Merger”) or otherwise), in your Morgan Stanley Smith Barney LLC (“Morgan Stanley”) account established by the Company (such account, your “Measurement Account”) on the Share Ownership Determination Date (as defined below), and on the Share Ownership Determination Date such number of Shares in your Measurement Account equal or exceed the number of shares you elected to purchase in your Investment Election (the “Minimum Share Ownership Condition”).

1.	Restricted Stock Unit Grant.

(a)
In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date you are hereby granted the number of Restricted Stock Units in the shares of Common Stock of the Company (each, a “Share”) set forth in your award notice (the “Award”). The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.

(b)
Share Ownership Condition. Notwithstanding anything else contained herein to the contrary, you shall forfeit the Specified Portion (as defined below) of the Restricted Stock Units on the Share Ownership Determination Date, if on such date you have not satisfied the Minimum Share Ownership Condition. If on the Share Ownership Determination Date, you hold Shares in your Measurement Account (the “Owned Shares”) representing at least the number of Shares required to satisfy the minimum investment required under the Elite Investment Plan (such minimum number of Shares required to participate in the Elite Investment Plan, the “Baseline Number of Shares”), the Specified Portion shall mean a percentage determined by dividing (i) the remainder of (A) the number of Shares required to satisfy the Minimum Share Ownership Condition (the “Target Number of Shares”) minus (B) the Owned Shares by (ii) the Target Number of Shares. The “Share Ownership Determination Date” shall mean the earliest to occur of (i) __________, (ii) the date on which a Change in Control (as defined below) occurs; (iii) the date on which your Service (as defined below) terminates by reason of your death or Disability (as defined below); and (iv) the date which is 90 days prior to the date on which your Service terminates due to your Retirement (as defined below).

(c)	Risk of Forfeiture.

(i)
You acknowledge and agree that the Restricted Stock Units granted in accordance with these Terms and Conditions were granted to you because you agreed to hold, on the Share Ownership Determination Date and in your Measurement Account, the Target Number of Shares (or Specified Portion thereof, if applicable) (the “Matching Shares”).

(ii)
If you do not continue to own the Baseline Number of Shares on the Share Ownership Determination Date or at any time after the Share Ownership Date and prior to the Vesting Date, you shall forfeit this Award in its entirety.

(iii)
Except as provided in the next sentence, if you transfer any Matching Shares outside of your Measurement Account prior to the Vesting Date you shall forfeit a corresponding portion of Restricted Stock Units for each Matching Share you transfer outside of your Measurement Account. However, no forfeiture shall occur under the immediately preceding sentence upon a transfer of Matching Shares to an immediate family member or a trust, partnership or other collective ownership vehicle solely for the benefit of you and your immediate family members, so long as following such transfer all of the transfer and forfeiture restrictions otherwise applicable in respect of your Matching Shares continue to apply to such family member or collective ownership vehicle on the same terms as applied to you immediately prior to such transfer, and that you continue to provide the Company with audit rights over such holdings.

2.	Vesting Period.

(a)
In General. The Restricted Stock Units shall vest on the date that is fifth anniversary of the Grant Date (the “Vesting Date”), provided that you have remained in continuous Service through such date and provided that you have not forfeited such Restricted Stock Units pursuant to Section 1(c) hereof.

(b)	Death or Disability. The Restricted Stock Units shall vest in full in the event of your termination of Service by reason of death or Disability.

(c)
Retirement. If before the Restricted Stock Units have otherwise become vested your Service terminates due to Retirement, then the Restricted Stock Units shall (i) immediately become vested with respect to that portion of the Restricted Stock Units determined by multiplying the Restricted Stock Units by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date of this Award to the date of your Retirement and the denominator of which is 60, and (ii) be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. For purposes of this Agreement, “Retirement” means your termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least 5 years of continuous service with the Company and its Subsidiaries or any of their respective affiliates.

(d)	Change in Control. In the event of a Change in Control, any Restricted Stock Units then outstanding shall continue in effect or shall become vested and payable, in either case, as provided in, and subject to the conditions of, Section 4. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)
any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or JAB Holding Company S.a.r.l and any successor thereto (the “Parent”), or any affiliate of the Company or the Parent, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (i), “beneficial owner” has the meaning given that term in Rule 13d‑3 under the Exchange Act, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or

(ii)
the consummation of a plan or agreement approved by the Company’s or the Parent’s shareholders, providing (i) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

(e)
Service. For purposes of this Agreement, “Service” means the provision of services in the capacity of an employee or Director. For purposes of this Agreement, “Director” means any person who is not an employee and who is serving as a member of the Board of Directors of the Company (the “Board”), the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates. If, upon termination of employment with the Company, any Subsidiary or any of their respective affiliates, you become or continue to serve as a member of the Board or the board of directors of such an affiliate you shall not be deemed to have had an interruption in Service. For this purpose, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee of Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Remuneration and Nomination Committee (the “Committee”).

3.	Settlement of Restricted Stock Units.

(a)	Timing of Settlement. The Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units vest.

(b)
Withholding Obligation. Upon settlement of any Restricted Stock Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied. You may satisfy the Withholding Tax pursuant to such procedures as the Committee may specify from time to time, by either (i) paying the amount of required Withholding Tax to the Company in cash, (ii) electing to have the Company sell that number of whole Shares that you have acquired through the vesting of Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) electing to have the Company withhold Shares otherwise issuable in respect of the Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Shares issuable in settlement of the Restricted Stock Units, the applicable Withholding Tax shall be based on no more than the statutory maximum amount for the applicable jurisdictions. The “Fair Market Value” of a Share on any date shall be the closing price of a Share on such date on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the applicable over-the-counter market.

4.	Change in Control.

(a)
Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award") by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason (as defined below), in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and exercisable or payable, whichever is applicable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 4(d) hereof). In addition, any such Alternative Award granted to you must

(i)
provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and

(ii)	have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).

(b)
Accelerated Vesting and Payment. Notwithstanding the provisions of Section 4(a), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Restricted Stock Units that are then still outstanding shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to you).

(c)
Good Reason. For purposes of this Section 4, “Good Reason” shall have the meaning set forth in any employment, severance or other bilateral written agreement between you and the Company, a Subsidiary or any affiliate of the Company. If there is no employment, severance or other bilateral written agreement between you and the Company, a Subsidiary or an affiliate of the Company, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:

(i)	a material reduction in your base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

(ii)
a material adverse reduction in your duties and responsibilities such that you are required to serve in a position that is at least two salary grades lower than the position in which you had been serving prior to such reduction;

(iii)	the relocation of your principal workplace without your consent to a location more than 50 miles distant from the location at which you had previously been principally providing services.

(d)
Deferred Compensation Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 4, if you are or will become eligible for Retirement prior to the date that the Restricted Stock Units would otherwise vest in accordance with the terms hereof (“Retirement Eligible Units”), such Restricted Stock Units shall not become payable at the time specified under the provisions of Section 4(a) or 4(b). Instead, to the extent that any such Retirement Eligible Units become vested in accordance with the terms of the Plan or these Terms and Conditions (including Section 4(a) or 4(b)), such Restricted Stock Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control.

(e)
Provisions Related to Golden Parachute Excise Tax. Notwithstanding anything to the contrary contained in these Terms and Conditions, to the extent that any of the payments and benefits provided for under the Plan, any Award or any other agreement or arrangement between the Company, any Subsidiary or any of their respective affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then ratably from any other payments which are treated in their entirety as Parachute Payments and then ratably from any other Parachute Payments payable to you.

5.	Nontransferability of Restricted Stock Units; Transferability of Shares.

(a)
The Restricted Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be available during your lifetime only to you or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.

6.
No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.
Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company, any Subsidiary or any of their respective affiliates to discharge you or to deal with you regardless of the existence of the Plan, these Terms and Conditions or the Restricted Stock Units.

8.
Employee Confidentiality and Non-Competition Obligations.    As a condition to your eligibility to receive an Award under the Plan and the vesting of any Shares granted thereunder, you must execute and comply fully with the Employee Confidentiality and Non-Competition Agreement that is attached as Exhibit A to these Terms and Conditions, which is incorporated herein by reference.

9.
No Rights as a Shareholder; Company Audit Rights. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Restricted Stock Units, you will have no rights as a shareholder (including the right to receive dividends) by reason of this Restricted Stock Units Award. You acknowledge and agree that the Company may at any time and from time to time verify your Matching Shares in your Measurement Account, and that the Company may require you to provide certifications with respect to your Matching Shares in the Measurement Account or otherwise, in order to confirm that you are continuing to meet the Minimum Share Ownership Condition (or portion thereof, if applicable).

10.
Continued Effect of Award Agreement. To the extent that the Plan or these Terms and Conditions contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Stock Unit Award have become vested (including, but not limited to, following the date of your termination of Service), this Restricted Stock Unit Award and any Shares issued in respect of such Restricted Stock Unit Award shall continue to be subject to the terms of the Plan and these Terms and Conditions

11.
Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

12.
Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Keurig Dr Pepper Inc.
53 South Ave
Burlington, MA 01803
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 11 by giving such other party written notice of such change, in accordance with the procedures described above.

13.
Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

14.
Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

15.
Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

16.
Amendment. These Terms and Conditions may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.

17.
Entire Agreement. These Terms and Conditions, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.

18.
Administration. The Committee administers the Plan and these Terms and Conditions. Your rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.

19.
Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

20.
Data Protection. By accepting the award of Restricted Stock Units, you hereby agree to permit the Company, its Subsidiaries and each of their respective affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate personal and financial data, and information about your participation in the Plan and the Restricted Stock Units granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company, any Subsidiary and each of their respective affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company, each Subsidiary and each of their respective affiliates, the Committee and the Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Board involves in the administration of the Plan. Each of the Company, any Subsidiary and each of their respective will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct your Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.

EMPLOYEE CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT

This Employee Confidentiality and Non-Competition Agreement (this “Agreement”) by and between Keurig Dr Pepper Inc. on behalf of itself and its subsidiaries (collectively, the “Company”) and the undersigned employee (“Employee”) is effective as of the date accepted, or signed below. Employee and Company agree as follows:1
A.Definition of Trade Secrets and Confidential Business Information. The Company has invested substantial time, money, and effort developing its trade secrets, including, without limitation: products; business and strategy plans; pricing and pricing strategies; financial strategies, projections and forecasts; supply chain and manufacturing processes; consumer propositions; marketing and sales programs and presentations; private or sensitive employee information (such as social security information or birth dates, and information obtained from any confidential human resources or employee files/records to which Employee may have access); names, addresses and contact information of customers and suppliers and prospective customers and suppliers; customer and supplier information (including, without limitation, methods of operation, requirements, preferences and history of dealings with the Company); research and development plans, results and experimental work; improvements; ingredients; formulas; inventions; creative works; engineering; designs; know-how; licenses; permits; and other unique processes and compilations of information that have recognized value and are not generally available through other sources (“Trade Secrets”). The same is true of information regarding its various products, ingredients, supply chain, marketing programs and financials that is treated as confidential by the Company that may not rise to the level of a Trade Secret, which may include confidential or proprietary information of third parties that has been disclosed to the Company in confidence (“Confidential Business Information”). Confidential Business Information does not include information that properly and lawfully has become generally known to the public other than as a result of the act or omission of Employee. Collectively, Trade Secrets and Confidential Business Information are referred to hereafter as “Confidential Information.” Confidential Information does not include information lawfully acquired by a non-supervisory employee about wages, hours or other terms and conditions of non-supervisory employees if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection.
B.Importance of Confidential Information. In order to develop Employee’s skills and enable Employee to perform his or her duties, Employee acknowledges that the Company hereby agrees to provide Employee with portions of its Confidential Information. By signing this Agreement, Employee acknowledges that he/she has received and/or will in the future receive portions of the Company’s Confidential Information. Employee acknowledges that he/she will be making use of, acquiring, accessing and/or adding to such Confidential Information on behalf of the Company throughout the period of his/her employment. Employee

_____________________
1 Employees in California, Louisiana, Massachusetts, Wisconsin, Virginia, Nebraska, and Oklahoma are directed to Appendix A for important limitations on the scope of this Agreement.

recognizes that access to and knowledge of this information is essential to the performance of Employee’s duties with the Company. Employee acknowledges and agrees that the Company’s Confidential Information is a valuable, special, and unique asset of the Company and such Confidential Information is extremely important in the highly competitive non-alcoholic beverages industry in which Company is engaged, which includes, but is not limited to, the manufacture, sale, distribution and marketing of fruit-based purees/sauces, carbonated and non-carbonated soft drinks, concentrates and syrups for soft drinks, alcoholic beverages, coffee, tea, cocoa, water, juices or fruit-based beverages, energy drink, sports drinks, functional beverages, mixers and other forms of beverages, as well as the appliances or pods that brew, make or contain such beverages (collectively the “KDP Business”). Employee acknowledges that the disclosure of any Confidential Information will cause the Company imminent harm and substantial, irreparable injury, including loss of profit and other damages such as loss of goodwill and a decrease in market share which are difficult to calculate. Employee acknowledges that the Company retains a proprietary interest in its Confidential Information that continues beyond the termination of Employee’s employment. Employee further acknowledges that the preservation and protection of the Confidential Information is an essential part of Employee’s employment by and business relationship with the Company and that Employee has a duty of fidelity and trust to the Company in handling the Confidential Information both during and after Employee’s employment by the Company. Employee agrees to abide by the Company’s policies as communicated to Employee from time to time, including without limitation the Company’s policies with regard to protection of Confidential Information. It is important that each employee recognize and acknowledge that the Company would likely sustain great loss if such Confidential Information were improperly disclosed or misappropriated.
C.Non-Disclosure, Misuse, and Return of Documents. As a material inducement to the Company to provide Confidential Information to Employee and otherwise enter into this Agreement and employment relationship, Employee agrees that Employee will not disclose, copy or take away any of the Confidential Information, directly or indirectly, or use such information in any way, either during the term of Employee’s employment by the Company or at any time thereafter, except as required in the ordinary course of Employee’s employment for the benefit of the Company. Where an additional time limitation is necessary for this nondisclosure provision to be enforceable, Confidential Business Information shall be protected from disclosure for a period of three (3) years following termination of Employee’s employment by the Company. Trade Secrets shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret under applicable law. Subject to the provisions of Section Q, if disclosure is compelled by law, Employee will give Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. Employee agrees, if he or she becomes aware of an unauthorized use or disclosure of Company’s Confidential Information, he or she will immediately notify Company’s Legal Department, whether or not Employee is a Company employee when he or she becomes aware of the disclosure. Employee agrees that Employee will not use a personal mobile device (e.g., cellphone, smartphone, blackberry, tablet) to create or store any Confidential Information unless Employee has the prior written consent of Company. Employee further agrees that if Employee stores Confidential Information (i) on a personal mobile device without Company’s prior written consent, (ii) on any other personally owned computer (e.g., desktop, laptop) or electronic storage device (e.g., thumb drive, CD), or

(iii) in any personal online account (e.g., Yahoo, Dropbox, iCloud), then Employee will provide Company with access to such device, computer or account, upon request consistent with applicable law, so that Company may inspect the device, computer and/or account to insure that all Company materials have been returned and not copied or retained, and/or so that the Company may permanently delete any Confidential Information stored therein. Employee understands and agrees that the storage of Confidential Information on a personal mobile device as described in this subsection, without proper and prior authorization, would violate Company policy. When Employee terminates employment with Company, or earlier if so requested, he or she will return to Company all documents, records, and materials of any kind in his or her possession or under his or her control, incorporating Confidential Information or otherwise, relating to Company’s business, and any copies thereof (electronic or otherwise), other than documents regarding Employee’s individual compensation, such as pay stubs and benefit plan booklets. Employee is not authorized to access and use the Company’s computers, email, or related computer systems to compete or to prepare to compete, or to otherwise compromise the Company’s legitimate business interests, and unauthorized access to or use of the Company’s computers in violation of this understanding may subject Employee to civil and/or criminal liability.
D.Noncompetition and Nonsolicitation. Employee acknowledges and agrees that customer goodwill and information, including the Confidential Information, Employee has acquired and will acquire during the course of Employee’s employment will enable Employee to irreparably injure the Company if Employee should engage in unfair competition. Ancillary to the above agreements and in consideration of the compensation, benefits2 and Confidential Information provided to Employee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees that the following covenants are reasonable and necessary protective covenants for the protection of the value of the agreements described in Sections A-C above and the other terms and conditions contained in this Agreement:
1.Non-competition. During the term of Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company for any reason, Employee shall not directly or indirectly, provide Competitive Services in the Restricted Area for a Competitor.
Definitions:
“Competitive Services” means to own, manage, operate, join, control, be employed by or with, or participate in any manner (including, without limitation, as a consultant) with a Competitor where doing so will require Employee to provide the same or substantially similar services to or on behalf of any such Competitor as those services Employee provided to or on behalf of the Company during the Look Back Period.
“Competitor” shall mean any person or entity that competes with those parts of the KDP Business as to which Employee provided services, had material involvement, or received

_____________________
2 Including, without limitation, the ____________ Award made to you under the Keurig Dr Pepper Inc. Omnibus Incentive Plan of 2019 (as amended).

Confidential Information during the Look Back Period. All employees at the level of vice president and above acknowledge and agree they provide services to, have material involvement in, and/or receive Confidential Information relating to all parts of the KDP Business.
“Look Back Period” shall mean the last forty-eight (48) months of Employee’s employment with the Company, or such shorter period as mandated by applicable law.
For employees whose areas of responsibilities and scope of Confidential Information are limited by territory or region, then “Restricted Area” means those territories and/or regions in which Employee had responsibilities and/or about which Employee had Confidential Information during the Look Back Period. For all other employees (meaning those employees who have responsibilities and/or Confidential Information concerning the Company’s operations as a whole), Restricted Area means those geographic areas in which the Company is engaged in manufacturing, selling, distributing, and/or marketing its products during the Look Back Period.
2.Non-interference with Customer Relationships.
During the term of Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company for any reason, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, interfere with the relationship of the Company with any person or entity who was a customer of the Company as to which Employee had business-related dealings or about which Employee received Confidential Information during the Look Back Period. Where required by applicable law to be enforceable, the foregoing provisions are limited to the Restricted Area.
3.Non-solicitation of Customers. During the term of Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company for any reason, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, interfere with the relationship of the Company with any person or entity who was a customer of the Company as to which Employee had business-related dealings or about which Employee received Confidential Information during the Look Back Period (referred to herein as a “Covered Customer”) by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: (a) stop or reduce doing business with Company; or (b) to buy a Competing Product from a Competitor, unless a duly authorized Company officer gives Employee written authorization to do so. Where required by applicable law to be enforceable, the foregoing provisions are limited to the Restricted Area. “Competing Product” refers to a product that competes with a product of the Company, including products under development, as to which Employee had material involvement or received Confidential Information during the Look Back Period.
4.Non-solicitation of Employees. During the term of Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company for any reason, Employee shall not, either directly or indirectly, participate in, or assist any third party in, recruiting or hiring away any employees of the Company, or encourage or induce any employees of the Company to terminate their employment with the Company. For purposes of this covenant, “Employees” shall refer to current employees of the Company and employees who are not employed by the Company at the time of the attempted recruiting or hiring and/or interference, but were employed by the Company at any time during the six (6) months prior to the time of the attempted recruiting or hiring and/or interference. Further, “Employees” shall refer only to those employees of KDP with whom Employee had contact, or association with, or about whom Employee received Confidential Information, during Employee’s employment with the Company.
5.Reasonableness of Restrictions.
Employee has carefully read and considered the provisions of this Section D and agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable and do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors, members and other employees. Employee acknowledges that these restrictions will not unreasonably prevent Employee from obtaining gainful employment in Employee’s occupation or field of expertise or cause undue hardship.
6.Notification of Restrictions to Third Parties.
Employee agrees that the Company may notify any person or entity employing or contracting with Employee or evidencing an intention of employing or contracting with Employee of the existence and provisions of this Agreement in order to assure that the Company’s rights under this Agreement are adequately protected.
7.Notification by Employee of Post-Termination Employment.
If, within one (1) year after Employee’s employment with the Company terminates for any reason, Employee enters into an employment, consulting, or independent contractor relationship with any third party engaged in KDP Business, then Employee agrees to provide the Company written notice of Employee’s job responsibilities within five (5) business days of Employee’s acceptance of employment (or other relationship) (“Employment Notice”). The Employment Notice shall include (i) a description of the duties and responsibilities of the proposed position, (ii) the identity of the employer(s), and (iii) the territory in which Employee will be working. Written notice should be given to the Company, Attention: Chief Legal Officer, 5301 Legacy Drive Plano, TX  75024. Employee also agrees that, upon written request by the Company regarding the status of his/her employment or prospective employment, he/she will respond to the Company in writing as provided herein of the status of his/her employment or proposed employment with any party and that if Employee fails to timely provide the required response within fourteen (14) calendar days of the Company’s written request, the Company may presume that Employee’s employment violates the terms of Sections C or D, and the Company will be authorized by this Agreement to seek immediate injunctive relief as outlined in Section F.
8.Tolling.

E.If Employee violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Employee violates it, up to a maximum extension of one year, so as to give Company the full benefit of the bargained-for length of forbearance.
F.Court’s Right to Reform Restrictions. The Company and Employee have attempted to limit Employee’s ability to compete with the Company and solicit employees only to the extent necessary to protect the Company from unfair competition. However, should a court of competent jurisdiction determine that the scope of the covenants contained in Section D exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provisions to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.
G.Enforcement of Covenants. Employee acknowledges that compliance with the confidentiality, noncompetition and non-solicitation restrictive covenants contained in Sections A through D (including subparts) of this Agreement are necessary to protect the business and goodwill of the Company. Employee also acknowledges that a breach of such covenants will result in irreparable and continuing damages to the Company, for which money damages may be an insufficient remedy to the Company. Further, Employee acknowledges that the ascertainment of the full amount of damages in the event of Employee’s breach of any provision of this Agreement would be difficult. Consequently, Employee agrees that, in the event of a breach or threatened breach of any of the restrictive covenants contained in this Agreement, that the Company, in addition to all other remedies it may have, shall be entitled to both (a) temporary, preliminary and/or permanent injunctive relief to restrain the breach of or otherwise to specifically enforce any of the covenants in order to prevent the continuation of such harm (with $1,000.00 being the agreed amount of any bond that need to be posted (if any) by the Company to secure such injunctive relief); and (b) money damages insofar as they can be determined. Injunctive relief to enforce Sections A through D may be sought by either party from any court of competent jurisdiction. Employee further agrees that the restrictions included within this Agreement are intended to be in addition to, and do not in any way limit, any other obligations owed by Employee to the Company regarding such matters, whether such obligations arise under common law, state or federal statute, ordinance or otherwise. Finally, the parties agree any alleged breach by the Company of any obligations under this Agreement or any other agreement between the parties shall not excuse Employee from performing his/her obligations hereunder or otherwise serve as a defense to the enforceability of this Agreement.
H.Property Rights. Employee will notify the Company promptly of all inventions, improvements, discoveries, or methods relating to or useful in connection with any business conducted by the Company, now or in the future, that Employee makes or discovers while employed by the Company. Employee agrees to and hereby does assign to the Company all rights, title and interest in such inventions, improvements, discoveries and methods and any related patents or patent applications which pertain to business in which the Company is engaged, is reasonably expected to engage or in which it has previously expressed an intention to enter. Employee agrees to cooperate with the Company in completing and executing any documents required to perfect the Company’s interest in any intellectual property developed by or with the Employee, including to the extent such cooperation is required after termination, provided that the Company bears the expense thereof.

1.Inventions Retained and Licensed. Employee has previously submitted to the Legal Affairs Manager for Intellectual Property a list describing all inventions, original works of authorship, developments, improvements and trade secrets that (i) were made by Employee prior to Employee’s employment with the Company, (ii) belong to Employee or in which Employee has an interest, (iii) relate to the Company’s current or proposed business, products or research and development, and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is submitted, Employee represents and warrants that there are no such Prior Inventions. Employee agrees that Employee will not use, incorporate, or permit to be used or incorporated, any Prior Invention with or into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with the Company, Employee uses with or incorporates into a Company product, process or service a Prior Invention, then Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
2.Inventions Assigned to the Company. Employee agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks and trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company (collectively, “Inventions”), together with all patent, copyright, mask work, trademark, trade secret, and other intellectual property rights therein throughout the world (collectively, “Intellectual Property Rights”), except as provided in Section G(6) below. Employee further acknowledges that all original works of authorship which are created by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are subject to copyright protection are “works made for hire” as that term is defined in the United States Copyright Act, and such works and all copyrights therein belong solely to the Company. Employee understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.
3.Inventions Assigned to Third Parties. Employee agrees to assign to any third party all of Employee’s right, title, and interest in and to any and all Inventions and related Intellectual Property Rights whenever such full title is required to be in such third party by a contract between the Company and such third party.
4.Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions during the term of Employee’s employment with the Company. Such records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the Company’s sole property at all times.
5.Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and Intellectual Property Rights relating thereto in any and all countries, including but not limited to the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to such Inventions and Intellectual Property Rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.
6.Exceptions to Assignments. To the extent state law where Employee resides requires it (such as under Cal. Lab. Code, § 2870; Del. Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kan. Stat. Section 44-130; Minn. Statutes, 13A, Section 181.78; N. Car. General Statutes, Art. 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code § 34-39-1 through 34-39-3; Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140), Employee is notified that no provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. Inventions excluded by the foregoing are referred to herein as “Other Inventions.” Employee will advise the Company promptly in writing of any Invention that Employee believes constitutes an Other Invention and was not previously identified to the Company. Employee will not use or incorporate, or permit to be used or incorporated, any Other Invention owned by Employee or in which Employee has an interest with or into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with the Company, Employee uses with or incorporates into a Company product, process or service an Other Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
I.Absence of Restrictions. Employee represents and warrants that Employee knows of no reason that Employee cannot legally enter into this Agreement and perform the personal services contemplated by this Agreement. Specifically, Employee represents and warrants that Employee is not a party to any agreement with a former employer containing any post-employment restrictions, noncompetition provisions or any other restrictive covenants with respect to (i) the rendition of any personal services that Employee is expected to perform or conduct, (ii) the disclosure or use of any information which, directly or indirectly, relates to the business of the Company or the services to be rendered by Employee, or (iii) any other obligation which would impact or restrict Employee’s employment by the Company or the performance of Employee’s duties.
J.Other Party’s Confidential Information. The Company prohibits Employee from engaging in any unfair competition or otherwise misusing confidential information of any other party, including former employers. Accordingly, Employee represents and warrants that Employee (a) will hold and safeguard the confidential information and trade secrets of any other party and will not misappropriate, use, disclose or make available to anyone at the Company any such information; (b) will comply with any lawful non-solicitation agreement applicable to any former employer’s employees, clients or customers; (c) has not wrongfully retained or removed any files, books, correspondence, reports, proposals, records or other documents concerning another party’s business, whether prepared by Employee or not; and (d) will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such other party unless consented to in writing by such other party and the Company.
K.Attorneys’ Fees. Employee agrees and understands that Employee will pay the reasonable attorney’s fees and court costs incurred by the Company if the Company prevails in any lawsuit brought by the Company to enforce the terms of this Agreement. Provided, however, that if Employee resides in and is subject to the law of a state that would convert this recovery of attorney’s fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear its own attorneys’ fees and costs.

L.Severability. The validity or unenforceability of any provision herein shall in no way affect the validity or enforceability of any other provision of this Agreement. It is the intention of the parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, despite the power of the Court to judicially modify this Agreement (as provided by Section E), all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement.
M.Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas without regard to the choice of law provisions thereof. Venue for the enforcement of this Agreement shall be exclusively in an arbitrator or court of competent jurisdiction in Collin County, Texas (as further set forth in Section P below), and the parties to this Agreement hereby consent to personal jurisdiction therein. This Agreement does not alter, reduce or modify any obligations Employee owes to the Company under any other applicable statute or the common law.
N.Assignability. By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or they may have in this Agreement without the written consent of the other, provided, however, that the Company may, without the written consent of Employee, assign this Agreement to (a) any entity into which the Company is merged or to which the Company transfers all or substantially all of its assets or (b) any entity controlling, under common control with, or controlled by the Company, and Employee agrees that any one or more of these assignees may enforce this Agreement without the need for further consent by Employee.
O.At-Will Employment. This Agreement does not and is not intended to alter or modify in any way the employment-at-will status of the Employee. Employee acknowledges that employment with the Company is not for any specific time and may be terminated at will, with or without cause and without prior notice, by the Company, or Employee may resign for any reason at any time. Employee understands that no supervisor, manager, or representative other than the Company’s President, General Counsel or Executive Vice President of Human Resources has any authority to enter into any agreements with Employee for employment for any specified time period or to make any oral or written promises or agreements contrary to this policy. Further, any agreement limiting the at-will nature of Employee’s employment with the Company entered into by the designated officers shall not be enforceable unless it is in writing.
P.Employee Acknowledgment. Employee acknowledges that he or she has been given an adequate opportunity to seek legal counsel. Employee agrees that he or she has either relied upon the advice of Employee’s attorney or Employee has knowingly and willingly not sought the advice of such attorney. Employee hereby understands and acknowledges the significance and consequence of this Agreement and represents that Employee fully understands and voluntarily accepts the terms of this Agreement.
Q.Binding Arbitration. If Employee has executed Company’s Mutual Arbitration Agreement and Class Action Waiver, then the terms of that Agreement will apply to any controversy, claim or dispute with respect to this Agreement. Otherwise any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination or invalidity thereof, shall be submitted to, and determined exclusively by, binding arbitration in accordance with the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”), to the extent such rules do not conflict with the provisions of this Agreement. The arbitrator shall have the exclusive authority to determine the arbitrability of any dispute asserted by and between the parties. Notwithstanding the foregoing, this Paragraph shall not prevent the Company from seeking a temporary restraining order or temporary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement, provided, however, that such litigation shall be stayed following entry of the temporary restraining order or temporary injunction and the matter shall be compelled to arbitration so that the adjudication of any underlying claim(s) upon which the request for injunctive relief may be based must be pursued through final and binding arbitration, the award from which may serve as the basis for permanent injunctive relief by the arbitrator and, if necessary for entry of same, an appropriate court. Mandatory venue for the arbitration hearing shall be in Collin County, Texas. Employee and the Company agree that upon application of either party to the United States District Court for the Eastern District of Texas, the Court shall enter judgment confirming, modifying or vacating the award made pursuant to the arbitration as provided by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq. and that either party may also pursue such remedy or relief to which it may be entitled pursuant to the FAA in any proceeding as to which this agreement to arbitrate may apply.
R.Protected Conduct. Nothing in this Agreement, including without limitation Sections C and F, prevents Employee from communicating with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Labor, or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations; provided, however, that to the extent allowed by law, Employee will give the Company as much written notice as possible under the circumstances and will cooperate with the Company in any legal action undertaken to protect the confidentiality of the information; however, nothing herein shall be construed to prohibit Employee from reporting what Employee reasonably believes, in good faith is a violation of the law to an appropriate law enforcement agency, with or without advance notice to the Company.
Employee must sign where indicated below unless this Agreement is being adopted in connection with an award of Restricted Stock Units, Performance Share Units, Stock Options, or other similar awards (“Awards”). In that event, Employee will indicate acceptance of the terms of this Agreement by following the electronic signature procedures on the Global Shares on-line portal, or any other future site to which Employee is directed by the Company for that purpose. By accepting the Awards, Employee accepts and agrees to this Employee Confidentiality and Non-Competition Agreement.

EMPLOYEE:	KEURIG DR PEPPER INC.:

By:

Print Name:	Print Name:
Title:
Date:	Date:	________________

Appendix A
STATE SPECIFIC MODIFICATIONS
1.    If Employee resides in California or North Dakota: Section D(1) shall not apply; Section D(2) is limited to situations where Employee is aided in his or her conduct by the use or disclosure of the Company’s trade secrets; Section D(3) is limited to solicitation of a Protected Employee to terminate his or her relationship with the Company; the Collin County, Texas, mandatory venue in Section P shall not apply; and no provision or requirement of the Agreement will be construed or interpreted in a manner contrary to the public policy of the State of California or North Dakota.
2.    If Employee resides in Louisiana, for so long as Employee resides in Louisiana and is subject to its laws: the enforcement of the restrictions in Sections D(1) and D(2) will be limited within Louisiana to the parishes and outside of Louisiana to those counties in which Employee assisted the Company in providing its products and services during the Look-Back Period, as are indicated below; provided, however, that nothing in Agreement may be construed to prohibit the enforcement of Sections D(1) and D(2) in accordance with their terms in states outside of Louisiana:
The Restricted Area shall specifically include the following Louisiana parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, General, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
The Restricted Area shall also specifically include the following Texas counties: Cass, Marion, Harrison, Panola, Shelby, Sabine, Newton, Orange, and Jefferson.
The Restricted Area shall also specifically include the following Arkansas counties: Miller, Lafayette, Columbia, Union, Ashley and Chicot.
The Restricted Area shall also include the following Mississippi counties: Issaquena, Warren, Claiborne, Jefferson, Adams, Wilkinson, Amite, Pike, Walthall, Marion, Pearl River and Hancock.
3.    If Employee resides in Wisconsin or Georgia, for so long as Employee resides in Wisconsin or Georgia and is subject to its laws, the tolling provision in Section D(8) shall not apply.
4.    If Employee resides in Virginia, for so long as Employee resides in Virginia and is subject to its laws, the definition of “Competitive Services” in Section D(1) shall be replaced with “services that are the same or similar in function or purpose to those Employee provided to the Company during the Look-Back Period.”
6.    In Employee resides in Nebraska, for so long as Employee resides in Nebraska and is subject to its laws, the customer restriction in Section D(2) is limited to customers with which Employee had contact and the “or received Confidential Information about” language shall not apply.

7.     If Employee resides in Oklahoma, for so long as Employee resides in Oklahoma and is subject to its laws, the customer restriction in Section D(2)and (3) shall be limited as follows: Employee covenants and agrees that for a period of twelve (12) months after employment with Company ends (for any reason), Employee will not directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company. Section D(1) shall not apply. A customer will be presumed to be established where actual sales and/or services have occurred or been performed in the preceding year and/or where there is an active proposal for sales or services pending or being negotiated as of the date Employee’s employment with the Company ends.
8.    If Employee resides or works in Massachusetts and is subject to its laws, then Sections D(1) and L are amended as follows:
D.    Non-Competition and Non-Solicitation
1. Non-Competition.
Employee and Company acknowledge and agree that the _________ Award made to Employee under the Keurig Dr Pepper Inc. Omnibus Incentive Plan of 2019 (as amended), as well as Employee’s continued access to the Company’s Confidential Information, satisfy the “mutually-agreed upon consideration between the employer and employee” required by the Massachusetts Non-Competition Agreement Act, MGL c.149, § 24L (the “Act”). However, in the event a court of competent jurisdiction determines further consideration is required by the Act, and unless the Company decides to waive the non-competition period, Company will pay the continuation payments described in the Act.
The Restraint Period shall be extended to twenty-four (24) months if Employee (i) breached Employee’s fiduciary duty(ies) to Company, or (ii) unlawfully took, physically or electronically, property belonging to Company (the “Extended Restraint Period”). Employee shall not be entitled to receive any payments from the Company during the Extended Restraint Period.
Employee acknowledges that the Employee Confidentiality and Non-Competition Agreement, including this Massachusetts Addendum, was delivered to Employee at least ten (10) business days before the date that both the Agreement and this Addendum were executed by both of the Parties (the “Effective Date”).
Employee acknowledges that he or she has been advised of his or her right to consult with counsel of his or her own choosing prior to signing the Restrictive Covenants Agreement and this Massachusetts Addendum.
Employee acknowledges (i) that the Non-Competition covenant contained in this Section D(1) is no broader than necessary to protect Company’s trade secrets, Confidential Information, and good will, and (ii) that the those business interests, and the business interests identified in the Agreement, cannot be adequately protected through restrictive covenants other than the Non-Competition covenant contained in this section, as well as the non-solicitation, non-interference, non-disclosure, and other restrictions set forth in Section D of the Agreement.
L.    Governing Law, Venue.
The interpretation, validity, and enforcement of the Non-Competition provision set forth in Section D(1) of this Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles that would require the application of the law of another jurisdiction. Subject to the binding arbitration provisions of Section P Employee agrees that any action relating to or arising out of the Non-Competition provision shall be brought in (i) the United States District Court for the District of Massachusetts, Eastern Division, if that Court has subject matter jurisdiction over the dispute; or, if it does not, in (ii) the Business Litigation Session of the Suffolk County Superior Court, or, if the Business Litigation Session does not accept the case for whatever reason whatsoever, the Suffolk County Superior Court.
The interpretation, validity, and enforcement of the provisions of this Agreement other than the Non-Competition provision set forth in Section D(1) of this Addendum shall be governed by the laws of the State of Texas without regard to the choice of law provisions thereof and venue for the enforcement of those provisions shall be exclusively in an arbitrator or court of competent jurisdiction in Collin County, Texas (as further set forth in Section P of the Agreement), and the parties to this Agreement hereby consent to personal jurisdiction therein.